Exhibit 107

Calculation of Filing Fee Table

Form S-8

(Form Type)

Mach Natural Resources LP

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)		Proposed Maximum Offering Price Per Unit		Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Units representing limited partner interests	Rule 457 (c) and (h)	12,350,000	(2)	$18.61	(3)	$229,833,500	.00014760	$33,923.43
Total Offering Amounts							$229,833,500		$33,923.43
Total Fee Offsets									—
Net Fee Due									$33,923.43

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall be deemed to cover an indeterminate amount of additional common units that may become issuable under the Mach Natural Resources LP 2023 Long-Term Incentive Plan (the “Plan”) pursuant to the adjustment or anti-dilution provisions of the Plan.

(2)	Represents common units issuable pursuant to the Plan being registered herein, which common units consist of common units reserved and available for delivery with respect to awards under the Plan and common units that may again become available for delivery with respect to awards under the Plan pursuant to the common unit counting, common unit recycling and other terms and conditions of the Plan.

(3)	Estimated pursuant to Rules 457(c) and 457(h) under the Securities Act solely for the purpose of calculating the registration fee. Represents the average of the high and low sales prices of the common units as reported on the New York Stock Exchange on October 25, 2023 (such date being within 5 business days prior to the date of filing this Registration Statement).